UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 14, 2017

Fuse Enterprises Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-202948	47-1017473
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 E. Huntington Dr., Suite 105 Arcadia, CA 91006
(Address of principal executive offices)

(626) 210-0000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2017, the board of directors (the “Board”) of Fuse Enterprises Inc. (the “Company”), received a resignation letter from Mr. Choon Kang (Roy) Tan, a member of the Board and the Chief Financial Officer of the Company, effective on August 16, 2017.  Mr. Tan indicated his resignation is due to his personal reasons and not because of any disagreement with the Company or the Board.

On August 15, 2017, the Board appointed Mr. Michael Viotto as a member of the Board and as the Company’s Chief Financial Officer, effective on August 16, 2017.

Mr. Viotto, age 66, served as President of MJV Consulting Inc. from October, 2014 to August, 2017.  From May, 2013 to January, 2017, Mr. Viotto served as a member of the Board and Chairman of the Nominating and Corporate Governance Committee of Nova Lifestyle, Inc. (NASDAQ: NVFY).  From May, 2009 to September, 2014, Mr. Viotto was the President of MJV Financial Inc. and was appointed as exclusive agent for Coface North America, an internationally recognized leader in the Trade Finance Industry.

Mr. Viotto received his Bachelor of Science Degree in Business Administration from California Polytechnic University in Pomona, California in 1985.

In connection with his appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Viotto.  The employment agreement provides that Mr. Viotto will receive compensation in the amount of $50,000 per year, payable monthly. The term of the employment agreement is for one year.

There are no arrangements or understandings between Mr. Viotto and any other person pursuant to which Mr. Viotto was appointed as a director and officer of the Company.  In addition, there is no family relationship between Mr. Viotto and any director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fuse Enterprises Inc.

Date: August 17, 2017	By:	/s/ Umesh Patel
Umesh Patel
Chief Executive Officer